                                                                   Exhibit 99.1

                           [LETTERHEAD OF OMNICARE, INC.]


   Omnicare                                                 news release
-------------------------------------------------------------------------------

                                                              CONTACT:
                                                              Cheryl D. Hodges
                                                              (859) 392-3331



           Omnicare Reports Fourth-Quarter and Full-Year 2002 Results
              o Fourth-Quarter Earnings Reach 41 Cents per Share
                o Cash Flow from Operations Continues Strong
                  o Reiterates Benefits of NCS Acquisition
         o Continued Revenue and Earnings Growth Anticipated in 2003

COVINGTON, Ky. - February 12, 2003 - Omnicare, Inc. (NYSE:OCR) reported today financial results for its fourth-quarter and full-year ended December 31, 2002.

Fourth Quarter Results

For the three months ended December 31, 2002, Omnicare earned 41 cents per diluted share, 64% higher than the 25 cents per diluted share earned in the comparable prior-year period. Net income for the fourth quarter of 2002 was $38.7 million, 66% above the $23.3 million earned in the same quarter of 2001. Earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $86.0 million in the 2002 quarter, 24% above the $69.6 million earned in the 2001 period. Sales for the 2002 quarter reached $675.6 million, up 19% from the $569.3 million recorded in the prior year period.

Results for the 2001 fourth quarter include a charge of $2.9 million pretax ($1.8 million aftertax, or 2 cents per diluted share) related to the second phase of the Company's productivity and consolidation initiative completed in September 2002. Fourth quarter 2001 results also reflect goodwill amortization expense of approximately $5.2 million after taxes (or 5 cents per diluted share) that would not be included under Statement of Financial Accounting Standards
(SFAS) No. 142, "Goodwill and Other Intangible Assets", which the Company adopted effective January 1, 2002.

The Company also adopted Emerging Issues Task Force Issue No. 01-14 (EITF No. 01-14), "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred", effective January 1, 2002. EITF No. 01-14 had the effect of increasing both sales and cost of sales by $5.5 million in the 2002 period and $5.1 million in the 2001 period. Accordingly, it has no impact on operating or net income. EITF No. 01-14 applies only to Omnicare's contract research (CRO) business.

Excluding the impact of the accounting changes and the 2001 restructuring charge, earnings per diluted share of 41 cents for the 2002 quarter increased 28% from the 32 cents per diluted share earned in the 2001 quarter. Net income on this basis totaled $38.7 million, 28% above the $30.2 million earned in the 2001 period. Fourth quarter 2002 EBITDA of $86.0 million was 19% higher than the $72.5 million earned in the same quarter of 2001. Sales for the 2002 quarter of $670.1 million rose 19% above the $564.2 million recorded in the same period of last year.

Earnings in Line with Expectations; Cash Flow Remains Strong

"This marks our tenth consecutive quarter of sequential as well as year-over-year growth," said Joel F. Gemunder, president and chief executive officer of Omnicare. "Contributing to our performance was increased profitability, owing to our disciplined cost-control structure, and our overall financial health. This, combined with our continuing efforts to build our franchise in the geriatric pharmaceutical marketplace, including the acquisition of American Pharmaceutical Services (APS) in January of 2002, produced another strong quarter for Omnicare and one that was on target with expectations."

Continuing, Gemunder said, "A hallmark of Omnicare's financial performance continues to be our strong cash flow. The strength of our cash flow has allowed us to take advantage of even greater pre-buy activities and continues to demonstrate the quality of Omnicare's earnings."

Excluding $52.3 million in advance purchases of pharmaceuticals (pre-buys) in the fourth quarter of 2002, cash flow from operations totaled $80.8 million as compared with $93.2 million, excluding $30.0 million in pre-buys, in the comparable prior-year period. After capital expenditures and cash dividends, free cash flow (excluding pre-buys) for the quarter was $70.8 million, versus $84.1 million in the fourth quarter of 2001. Including pre-buys in both periods, cash flow from operations totaled $28.5 million and $63.2 million in the 2002 and 2001 quarters, respectively. Free cash flow, including pre-buys, was $18.5 million, compared to the $54.1 million in the 2001 quarter.

Gemunder also noted that the strength of the company's cash flow during the quarter allowed it to pay down the remaining balance on its $500 million bank revolving credit line and end the quarter with $141.1 million in cash on the balance sheet. At December 31, 2002, Omnicare's current ratio was 3.4 to 1, with total debt to total capitalization at 36.1%, 340 basis points lower than one year ago.

Full-Year Results

For the year ended December 31, 2002, Omnicare earned $1.33 per diluted share, 68% above the 79 cents earned in the comparable prior year period. Net income of $125.9 million in 2002 was 69% higher than the $74.3 million earned in 2001. EBITDA in 2002 totaled $301.8 million, up 22% over the $247.6 million earned in 2001. Sales of $2,632.8 million were 21% above sales of $2,183.0 generated for the full year of 2001.

Results for the year 2002 include restructuring charges of $23.2 million ($14.4 million after taxes, 15 cents per diluted share) related to the aforementioned productivity and consolidation initiative. Results for 2001 include similar restructuring charges and other special items totaling $23.2 million ($14.4 million after taxes or 15 cents per diluted share).

In addition, the 2001 results include goodwill amortization expense of $20.6 million after taxes (22 cents per diluted share) that is not included in 2002 relating to the adoption of SFAS No. 142. EITF No. 01-14 had the effect of increasing both sales and cost of sales by $26.3 million in 2002 and $23.9 million in 2001.

Excluding the impact of accounting changes, restructuring charges and special items, earnings per diluted share for 2002 were $1.48, up 28% over the $1.16 earned per diluted share in 2001. Net income for 2002 was $140.3 million, 28% above the $109.2 million earned in 2001. EBITDA in 2002 reached $325.0 million, 20% higher than the $270.7 million earned in 2001. For the full year 2002, sales reached $2,606.4 million, 21% above the $2,159.1 million recorded in 2001.

Cash flow from operations reached an all-time record of $211.4 million for the year 2002 (excluding pre-buys of $52.3 million in the fourth quarter), 15% ahead of the $183.0 million generated in 2001 (excluding fourth quarter pre-buys of $30.0 million). After capital expenditures and cash dividends, free cash flow (excluding fourth quarter pre-buys) in 2002 was $178.3 million, 20% higher than the free cash flow of $148.4 million generated in 2001. Including fourth quarter pre-buys in both periods, cash flow from operations was $159.1 million in 2002 versus $153.1 million in 2001 and free cash flow, on this basis, was $126.0 million in 2002 versus $118.4 million in 2001.

"Consistently strong cash flow allowed us to repay $120 million in debt during 2002," Gemunder added. "Looked at another way, in one year we reduced debt by more than the entire purchase price of APS. Moreover, our financial strength and flexibility was an important component of our ability to complete the January 2003 acquisition of NCS HealthCare, Inc., the fourth largest institutional pharmacy provider in the United States."

To facilitate comparisons of operating performance, all discussion below excludes the impact of accounting changes, restructuring charges and special items. For a detailed presentation of the reconciling items, please refer to the attached schedules.

Institutional Pharmacy Business

Omnicare's institutional pharmacy business generated record revenues of $637.3 million for the fourth quarter, 20% higher than the $530.4 million reported in the comparable prior-year quarter. Operating profit in this business reached $80.1 million, 22% higher than the $65.7 million recorded in the fourth quarter of 2001. For the full year 2002, pharmacy sales reached $2,467.2 million, up 21% from the $2,033.8 reported in 2001 and operating profit was $295.0 million, 20% higher than the $246.2 million earned in 2001. At December 31, 2002, Omnicare served approximately 754,000 beds versus approximately 662,000 at December 31, 2001, an increase of 14%.

"Our sales growth in the institutional pharmacy business for the quarter was the product of the same trends we have seen all year: new contract additions, increasing market penetration of newer drugs and the addition of APS," stated Gemunder. "Revenues also benefited from the sustained growth in our clinical programs."

"All of these factors combined to produce a substantial increase in sales that was highly leveraged by the ongoing benefits of our cost reduction efforts," Gemunder added. "The quarter-over-quarter trend in the pharmacy operating margin has tracked the expectations we described when we announced the acquisition of APS. After the initial impact of adding the lower-margin APS business during the first quarter of 2002, the integration has successfully produced the anticipated synergies. As a result, the fourth quarter 2002 operating profit margin in the pharmacy business, and for the entire company, is actually higher than one year ago."

CRO Business

As expected, Omnicare Clinical Research, the company's CRO business, generated revenues of $32.7 million for the fourth quarter, down marginally from the prior-year quarter's revenues of $33.9 million; however, operating profit in the fourth quarter reached $5.5 million, up 22% over the $4.5 million earned during the prior-year period. For the full year 2002, CRO revenues of $139.2 million were 11% above the $125.4 million recorded in 2001 and operating profit of $21.0 million was 56% higher than in 2001. Backlog at December 31, 2002 was $182 million.

"As previously noted, our CRO experienced some volatility in revenues in the latter half of 2002 related to client-driven delays in the commencement or continuation as well as cancellation of certain projects," stated Gemunder. "For the year, however, our CRO business demonstrated solid revenue growth and a substantial improvement in profitability. These results demonstrate how our efforts to streamline the organization and reduce fixed costs to better match expenses with revenues have paid off.

"Despite the volatility in certain projects late in the year, solid growth in 2002 was highlighted by the receipt of Eli Lilly's "Lilly Global Supplier Award" in recognition of the quality of services provided; rapid growth in business among biotechnology companies as well as Japanese pharmaceutical manufacturers; and the expansion of our global presence into India," Gemunder noted. "Carrying forward momentum into 2003 will be further international expansion, continued growth in our book of business with Japanese pharmaceutical manufacturers, new clinical trial opportunities among biotechnology companies and growth in our geriatric research business."

Acquisition of NCS HealthCare, Inc.

In mid-January 2003, Omnicare completed the acquisition of NCS HealthCare, Inc., the fourth largest institutional pharmacy provider in the United States. The purchase price paid for NCS was $5.50 per share in cash and the repayment of NCS debt. The transaction had an enterprise value of approximately $460 million. Including transaction-related expenses, net of excess cash at NCS, the total purchase price was approximately $493 million.

NCS significantly expands Omnicare's presence in the long-term care pharmacy market, increasing the number of beds served by Omnicare by 26 percent to more than 950,000 and annualized revenues by 24 percent to approximately $3.3 billion. Given the anticipated realization of economies of scale and cost synergies from the acquisition, it is expected to be highly accretive to Omnicare's diluted per share earnings in 2003 and beyond.

"We are very pleased by the addition of NCS," said Gemunder. "It is an important transaction with a number of strategic and financial benefits that will create substantial value for all of Omnicare's stakeholders. The acquisition of NCS will generate economies of scale and operational efficiencies while broadening Omnicare's geographic reach. Moreover, NCS has developed impressive information technology and services. That, combined with our clinical expertise and advanced programs, including our proprietary formulary, the Omnicare Geriatric Pharmaceutical Care Guidelines'r', and health management programs, will benefit client facilities of both organizations and the residents we serve."

Omnicare Outlook

"With a cost structure made more efficient by the completion of the second phase of our productivity and consolidation initiative, the enhancement of Omnicare's clinical programs and the successful integration of APS, we achieved substantial top-line growth, record earnings and cash flow in 2002, and we enhanced our financial strength." Gemunder said. "Now, with the purchase of NCS, we have enhanced significantly Omnicare's leadership position in the marketplace and positioned the company for substantial future growth.

"During the fourth quarter, we continued to experience relative stability in the operating environment in the long-term care industry highlighted by increasing Medicare admissions and improving occupancy reported in many areas. While Congress has not yet extended certain portions of Medicare reimbursement improvements for skilled nursing facilities that expired on October 1, 2002, we are hopeful that Congress will address these funding issues and restore this reimbursement to our clients to more appropriate levels.

"We continue to monitor key issues related to healthcare funding, including the pressures on state Medicaid budgets arising from the economic downturn coupled with growth in enrollees as eligibility is expanded; the escalation in drug costs owing to higher drug utilization among seniors and the introduction of new more efficacious but also more expensive medications; the implementation of a Medicare drug benefit and the long-term financing of the entire Medicare program. Given competing national priorities, it remains difficult to predict the outcome and impact of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs.

"Nonetheless, we know that pharmaceuticals remain the most cost-effective means of treating the chronic illnesses of the frailest members of our society and, as such, should be considered nondiscretionary expenditures," continued Gemunder. "Given demographics and the fact that those over 65 consume a disproportionately high percentage of pharmaceuticals versus the broader population, the geriatric pharmaceutical business offers meaningful solutions to containing healthcare costs while ensuring the well-being of the nation's growing elderly population. With Omnicare's expertise in geriatric pharmaceutical care and cost management, we have demonstrated to payors, including state Medicaid programs, that our advanced clinical programs yield substantially lower drug costs while protecting and enhancing the quality of care for beneficiaries. Accordingly, Omnicare is positioned at the forefront of these trends.

"As we monitor the direction of healthcare policy, we remain committed to the strategy that has served us well in mitigating reimbursement risks and strengthening our position as a leader in the industry: maximizing cash flow, maintaining a strong financial position and enhancing the efficiency of our operations. Our second-phase productivity and consolidation initiative was completed in September 2002 having met our objectives of lowering our cost structure and increasing efficiency. Our integration of APS also has been successfully completed, meeting all targets and delivering the expected synergies. We now have the opportunity to generate even greater synergies through the integration of the NCS acquisition.

"With this backdrop, we also see many opportunities for organic growth to further leverage our operating cost structure. Continued growth in our customer base in institutional pharmacy along with the opportunities we see in the expansion of our clinical programs, such as our proprietary formulary, the Omnicare Geriatric Pharmaceutical Care Guidelines'r', and health management programs, dialysis services and in Omnicare Senior Health Outcomes'r', our pharmaceutical case management services for the broader based senior marketplace, will drive growth. Moreover, the addition of NCS has brought new and interesting business opportunities in information technology and services as well as health management and specialty pharmaceutical distribution.

"Then too, we see a positive long-term outlook in Omnicare Clinical Research as we benefit from the streamlining and globalization of our business, our unique capabilities in the geriatric market and the strength of our presence in the overall drug development marketplace.

"Our strong underlying fundamentals and our sound strategy, combined with our demonstrated ability to maintain financial strength and flexibility, and the numerous opportunities to leverage our business, make us confident that we are on track to produce both top and bottom line growth in 2003 and beyond," Gemunder concluded.

Omnicare will hold a conference call to discuss fourth-quarter and year-end results today at 11 a.m. EST. The conference call will be available live via webcast at http://www.firstcallevents.com/service/ajwz372192596gf12.html or via the Omnicare Investor Relations site at www.omnicare.com by clicking on "Investors" and then on "Conference Calls". An online replay will be available at www.omnicare.com beginning approximately two hours after the completion of the live call and will remain available for 14 days.

Omnicare, based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising more than 950,000 beds in 47 states, making it the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 28 countries worldwide. For more information, visit the company's Web site at http://www.omnicare.com.

Statements in this press release concerning Omnicare's business outlook or position or future economic performance; the impact of Omnicare's lowered cost structure; the financial condition of Omnicare, including the strength of its cash flows; Omnicare's strength in the geriatric pharmaceutical marketplace; the impact of the acquisition and integration of APS and NCS; expectations concerning pharmaceutical price increases and the impact of pre-buys on costs and operating cash flows; the impact of new business; the impact of penetration of new drugs; the impact of clinical programs; the impact of Omnicare's productivity, consolidation and cost reduction efforts; expectations concerning margins; trends concerning commencement, continuation or cancellation of CRO projects and backlog; CRO growth trends; the operating environment in the long-term care industry; long-term care admissions and occupancy trends; expectations concerning Medicare reimbursement trends and Congressional action with respect thereto; the impact of healthcare funding issues; the impact of demographic trends; opportunities to contain healthcare costs while ensuring the well-being of the elderly population; expectations concerning growth; opportunities to expand Omnicare's clinical programs; opportunities to expand Omnicare's information technology and services, health management and specialty pharmaceutical distribution businesses; the impact of the streamlining and globalization of Omnicare's CRO operations; expectations concerning acquisitions, together with other statements that are not historical, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions; trends for the continued growth of the businesses of Omnicare; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the impact and pace of pharmaceutical price increases; delays and further reductions in governmental reimbursement to customers and to Omnicare as a result of pressure on federal and state budgets due to the continuing economic downturn and other factors; the overall financial condition of Omnicare's customers; Omnicare's ability to assess and react to the financial condition of its customers; the impact of seasonality on the business of Omnicare; the ability of vendors to continue to provide products and services to Omnicare; the continued successful integration of Omnicare's clinical research business and acquired companies, including APS and NCS, and the ability to realize anticipated revenues, economies of scale, cost synergies and profitability; the continued availability of suitable acquisition candidates; pricing and other competitive factors in the industry; increases or decreases in reimbursement; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; efforts by payors to control costs; the outcome of litigation; the failure of Omnicare to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to Omnicare's contract research organization business for regulatory or other reasons; the ability of clinical research projects to produce revenues in future periods; the ability to attract and retain needed management; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the impact of consolidation in the pharmaceutical and long-term care industries; volatility in the market for Omnicare's stock and in the financial markets generally; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; access to capital and financing; the demand for Omnicare's products and services; variations in costs or expenses; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.

For more information on Omnicare, Inc., via the Internet, including a full menu of news releases, visit www.omnicare.com or http://prnewswire.com/comp/136781.html.

                                ###

                     Omnicare, Inc. and Subsidiary Companies
                     Summary Consolidated Statement of Income
                        (000s, except per share amounts)

Unaudited


                                                           Three Months Ended            Twelve Months Ended
                                                              December 31,                  December 31,
                                                    --------------------------      --------------------------
                                                         2002          2001            2002             2001
                                                    ----------      ----------      ----------      ----------
Sales                                               $  670,064       $ 564,228       $2,606,450       $2,159,131
Reimbursable out-of-pockets (a)                          5,503(a)        5,065(a)        26,304(a)        23,905(a)
                                                    ----------       ---------       ----------       ----------
Total net sales                                        675,567         569,293        2,632,754        2,183,036
                                                    ----------       ---------       ----------       ----------
Cost of sales                                          489,712         412,687        1,915,397        1,579,732
Reimbursed out-of-pocket expenses (a)                    5,503(a)        5,065(a)        26,304(a)        23,905(a)
Total direct costs                                     495,215         417,752        1,941,701        1,603,637
                                                    ----------       ---------       ----------       ----------
Gross profit                                           180,352         151,541          691,053          579,399
Selling, general and administrative expenses           105,265          89,677          411,272          349,545
Goodwill amortization (b)                                    -(b)        8,309(b)             -(b)        33,199(b)
Restructuring charges (c)                                    -           2,935(c)        23,195(c)        18,344(c)
Other expense (d)                                            -               -                -            4,817(d)
                                                    ----------       ---------       ----------       ----------
Operating income                                        75,087          50,620          256,586          173,494
Investment income                                        1,160             692            3,276            2,615
Interest expense                                       (13,821)        (13,799)         (56,811)         (56,324)
                                                    ----------       ---------       ----------       ----------
Income before income taxes                              62,426          37,513          203,051          119,785
Income taxes                                            23,720          14,242           77,145           45,514
                                                    ----------       ---------       ----------       ----------
Net income                                          $   38,706(b)    $  23,271(b)(c) $  125,906(b)(c) $   74,271(b)(c)(d)
                                                    ==========       =========       ==========       ==========
Earnings per share ("EPS") (e):
      Basic                                         $     0.41(b)    $    0.25(b)(c) $     1.34(b)(c) $     0.80(b)(c)(d)
                                                    ==========       =========       ==========       ==========
      Diluted                                       $     0.41(b)(f) $    0.25(b)(c) $     1.33(b)(c) $     0.79(b)(c)(d)
                                                    ==========       =========       ==========       ==========
Weighted average number of common
     shares outstanding:
      Basic                                             94,286          93,515           94,168           93,124
                                                    ==========        ========       ==========       ==========
      Diluted                                           97,684(f)       94,049           94,905           93,758
                                                    ==========        ========       ==========       ==========
Supplemental Data (excluding special items and
----------------------------------------------
  goodwill amortization):
  -----------------------
Net income, as reported                             $   38,706        $ 23,271       $  125,906       $   74,271
Adjustments for special items, net of taxes:
  Restructuring charges (c)                                  -           1,820(c)        14,381(c)        11,374(c)
  Other expense (d)                                          -               -                -            2,987(d)
                                                    ----------       ---------       -----------      ----------
Net income, excluding special items                     38,706          25,091          140,287           88,632
  Goodwill amortization, net of taxes (b)                    -(b)        5,151(b)            -(b)         20,583(b)
                                                    ----------       ---------       ----------       ----------
Net income, excluding special items and
  goodwill amortization                             $   38,706        $ 30,242       $  140,287       $  109,215
                                                    ==========       =========       ==========       ==========
EPS, excluding special items (e):
           Basic                                    $     0.41        $   0.27       $     1.49       $     0.95
                                                    ==========       =========       ==========       ==========
           Diluted                                  $     0.41(f)     $   0.27       $     1.48       $     0.95
                                                    ==========       =========       ==========       ==========
EPS, excluding special items and goodwill
  amortization (e):
           Basic                                    $     0.41        $   0.32       $    1.49        $     1.17
                                                    ==========       =========       =========        ==========
           Diluted                                  $     0.41(f)     $   0.32       $    1.48        $     1.16
                                                    ==========       =========       =========        ==========

     FOOTNOTES:
     ----------
(a) In accordance with the adoption of Emerging Issues Task Force ("EITF") Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred" ("EITF No. 01-14"), Omnicare has recorded reimbursements received for "out-of-pocket" expenses

                       (footnotes continued on next page)

                     Omnicare, Inc. and Subsidiary Companies
                     Summary Consolidated Statement of Income
                                       (000s)

                                     Unaudited

(footnotes continued from previous page)

FOOTNOTES:
----------

(a) on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to the Company's contract research services business. The prior year income statement has also been adjusted to reflect the impact of EITF No. 01-14, as required per U.S. Generally Accepted Accounting Principles ("GAAP").

(b) In accordance with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), Omnicare discontinued amortization of goodwill as of January 1, 2002. Accordingly, no goodwill amortization was recorded during the fourth quarter and twelve months ended December 31, 2002 periods. Goodwill amortization in the three and twelve month periods ended December 31, 2001 totaled $8,309 before taxes ($5,151 after taxes) and $33,199 ($20,583 after taxes), respectively.

(c) The three month period ended December 31, 2001 includes restructuring charges of $2,935 before taxes and $1,820 after taxes. The twelve month periods ended December 31, 2002 and 2001 include restructuring charges of $23,195 before taxes ($14,381 after taxes) and $18,344 before taxes ($11,374 after taxes), respectively. The restructuring charges relate to the Company's previously disclosed Phase II productivity and consolidation initiative.

(d) Other expense of $3,000 before taxes ($1,860 after taxes) was recorded during the twelve month period ended December 31, 2001 representing a settlement during June 2001 of certain contractual issues with a customer, which issues and amount relate to prior year periods. Other expense of $1,817 before taxes ($1,127 after taxes) was recorded during the twelve months ended December 31, 2001 relating to a repayment to the Medicare Part B program of overpayments made to one of the Company's pharmacy units during the period from January 1997 through April 1998.

(e) Earnings per share is calculated independently for each separately reported quarterly and twelve month period. Accordingly, the sum of the separately reported quarters may not necessarily be equal to the per share amount for the corresponding twelve month period, as independently calculated.

(f) The three month period ended December 31, 2002 includes the dilutive effect of the $345.0 million of Convertible Debentures, which assumes conversion using the "if converted" method. Under that method, the Convertible Debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period) and interest expense, net of taxes, related to the Convertible Debentures is added back to net income.

                     Omnicare, Inc. and Subsidiary Companies
                     Summary Consolidated Statement of Income
       Excluding EITF No. 01-14, Special Items and Goodwill Amortization
                       (000s, except per share amounts)

                                   Unaudited


                                                  Three Months Ended                      Twelve Months Ended
                                                     December 31,                             December 31,
                                           -----------------------------------       ---------------------------
                                              2002                 2001                 2002             2001
                                           --------              --------            ----------        ---------
Sales                                      $ 670,064(a)         $ 564,228(a)       $2,606,450(a)       $2,159,131(a)
Cost of sales                                489,712(a)           412,687(a)        1,915,397(a)        1,579,732(a)
                                           ---------            ---------           ---------          ----------
Gross profit                                 180,352              151,541             691,053             579,399
Selling, general and
   administrative expenses                   105,265               89,677             411,272             349,545
                                           ---------            ---------           ---------          ----------
Operating income                              75,087(b)(c)         61,864(b)(c)       279,781(b)(c)       229,854(b)(c)(d)
Investment income                              1,160                  692               3,276               2,615
Interest expense                             (13,821)             (13,799)            (56,811)            (56,324)
                                           ---------            ---------           ---------          ----------
Income before income taxes                    62,426               48,757             226,246             176,145
Income taxes                                  23,720               18,515              85,959              66,930
                                           ---------            ---------           ---------          ----------
Net income                                 $  38,706(b)(c)      $  30,242(b)(c)     $ 140,287(b)(c)    $  109,215(b)(c)(d)
                                           =========            =========           =========          ==========
Earnings per share (e):
           Basic                           $    0.41(b)(c)      $    0.32(b)(c)        $ 1.49(b)(c)    $     1.17(b)(c)(d)
                                           =========            =========           =========          ==========
           Diluted                         $    0.41(b)(c)(f)   $    0.32(b)(c)        $ 1.48(b)(c)    $     1.16(b)(c)(d)
                                           =========            =========           =========          ==========
Weighted average number of common
    shares outstanding:
           Basic                              94,286               93,515              94,168              93,124
                                           =========           ==========           =========          ==========
           Diluted                            97,684(f)           94,049               94,905              93,758
                                           =========           ==========           =========          ==========


     FOOTNOTES:
     ----------

(a) The above presentation excludes amounts that Omnicare was required to record in its income statement relating to the adoption of Emerging Issues Task Force ("EITF") Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred" ("EITF No. 01-14"). EITF No. 01-14 required Omnicare to record reimbursements received for "out-of-pocket" expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to the Company's contract research services business.

(b) The three month period ended December 31, 2001 excludes restructuring charges of $2,935 before taxes and $1,820 after taxes. The twelve month periods ended December 31, 2002 and 2001 exclude restructuring charges of $23,195 before taxes ($14,381 after taxes) and $18,344 before taxes ($11,374 after taxes), respectively. The restructuring charges relate to the Company's previously disclosed Phase II productivity and consolidation initiative.

(c) In accordance with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), Omnicare discontinued amortization of goodwill as of January 1, 2002. Accordingly, no goodwill amortization was recorded during the fourth quarter and twelve months ended December 31, 2002 periods. Goodwill amortization of $8,309 before taxes ($5,151 after taxes) and $33,199 before taxes ($20,583 after taxes) recorded in the three and twelve month periods ended December 31, 2001, respectively, have been excluded from this presentation for comparative purposes.

(d) Excluded from the twelve month period ended December 31, 2001 is other expense of $3,000 before taxes ($1,860 after taxes) representing a settlement during June 2001 of certain contractual issues with a customer, which issues and amount relate to prior year periods. Additionally, excluded from the twelve month period ended December 31, 2001 is other expense of $1,817 before taxes ($1,127 after taxes) recorded relating to a repayment to the Medicare Part B program of overpayments made to one of the Company's pharmacy units during the period from January 1997 through April 1998.

(e) Earnings per share is calculated independently for each separately reported quarterly and twelve month period. Accordingly, the sum of the separately reported quarters may not necessarily be equal to the per share amount for the corresponding twelve month period, as independently calculated.

(f) The three month period ended December 31, 2002 includes the dilutive effect of the $345.0 million of Convertible Debentures, which assumes conversion using the "if converted" method. Under that method, the Convertible Debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period) and interest expense, net of taxes, related to the Convertible Debentures is added back to net income.

                     Omnicare, Inc. and Subsidiary Companies
                              Summary Segment Data
       Excluding EITF No. 01-14, Special Items and Goodwill Amortization
                                     (000s)
                                   Unaudited

                                                                                                   Corporate
                                                                     Pharmacy           CRO           and         Consolidated
                                                                     Services         Services    Consolidating     Totals
                                                                  ------------      -----------   -------------   ------------
       Three Months Ended December 31, 2002:
       -------------------------------------
       Sales                                                       $  637,319        $  32,745      $      -       $  670,064
                                                                   ==========        =========      =========      ==========

       Operating Income                                            $   80,062        $   5,494      $ (10,469)     $   75,087

       Depreciation and Amortization                                    9,830              503            566          10,899
                                                                   ----------        ---------      ---------      ----------
       Earnings Before Interest, Taxes,
           Depreciation and Amortization ("EBITDA")                $   89,892        $   5,997      $  (9,903)     $   85,986
                                                                   ==========        =========      =========      ==========

       Three Months Ended December 31, 2001:
       -------------------------------------

       Sales                                                       $  530,357        $  33,871      $       -      $  564,228
                                                                   ==========        =========      =========      ==========

       Operating Income                                            $   65,711        $   4,498      $  (8,345)     $   61,864

       Depreciation and Amortization                                    9,432              614            582          10,628
                                                                  ------------       ---------      ---------      ----------

       EBITDA                                                      $   75,143        $   5,112      $  (7,763)     $   72,492
                                                                   ==========        =========      =========      ==========
       Twelve Months Ended December 31, 2002:
       --------------------------------------

       Sales                                                       $2,467,237        $ 139,213      $       -      $2,606,450
                                                                   ==========        =========      =========      ==========
       Operating Income                                            $  294,965        $  21,036      $ (36,220)     $  279,781

       Depreciation and Amortization                                   40,389            2,237          2,637          45,263
                                                                   ----------        ---------      ---------      ----------
       EBITDA                                                      $  335,354        $  23,273      $ (33,583)     $  325,044
                                                                   ==========        =========      =========      ==========

       Twelve Months Ended December 31, 2001:
       --------------------------------------

       Sales                                                       $2,033,752        $ 125,379      $       -      $2,159,131
                                                                   ==========        =========      =========      ==========
       Operating Income                                            $  246,214        $  13,466      $ (29,826)     $  229,854

       Depreciation and Amortization                                   36,277            2,795          1,799          40,871
                                                                   ----------        ---------      ---------      ----------
       EBITDA                                                      $  282,491        $  16,261      $ (28,027)     $  270,725
                                                                   ==========        =========      =========      ==========

                                            12

                     Omnicare, Inc. and Subsidiary Companies
                      Condensed Consolidated Balance Sheet
                                      (000s)
                                    Unaudited

                                                                                       December 31,
                                                                             ------------------------------
                                                                                 2002             2001
                                                                             ------------      ------------
       ASSETS
       Cash and cash equivalents                                               $ 137,936         $ 168,396
       Restricted cash                                                             3,147             2,922
       Accounts receivable, net                                                  522,857           478,077
       Unbilled receivables                                                       25,062            23,621
       Inventories                                                               190,464           149,134
       Deferred income tax benefits and other current assets                     122,092           105,444
                                                                             -----------       -----------
                 Total current assets                                          1,001,558           927,594
                                                                             -----------       -----------
       Properties and equipment, net                                             139,908           155,073
       Goodwill, net                                                           1,188,907         1,123,800
       Other noncurrent assets                                                    97,212            83,809
                                                                             -----------       -----------
                 Total assets                                                $ 2,427,585       $ 2,290,276
                                                                             ===========       ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY

       Accounts payable                                                        $ 175,648         $ 140,327
       Deferred revenue                                                           25,254            39,338
       Current debt                                                                  110               393
       Other current liabilities                                                  95,638            89,215
                                                                             -----------       -----------
                 Total current liabilities                                       296,650           269,273
                                                                             -----------       -----------
       Long-term debt                                                                187            30,669
       5.0% convertible subordinated debentures, due 2007                        345,000           345,000
       8.125% senior subordinated notes, due 2011                                375,000           375,000
       Deferred income taxes and other noncurrent liabilities                    135,686           120,551
                                                                             -----------       -----------
                 Total liabilities                                             1,152,523         1,140,493
                                                                             -----------       -----------
       Stockholders' equity                                                    1,275,062         1,149,783
                                                                             -----------       -----------
                 Total liabilities and stockholders' equity                  $ 2,427,585       $ 2,290,276
                                                                             ===========       ===========

                     Omnicare, Inc. and Subsidiary Companies
                 Condensed Consolidated Statement of Cash Flows
                                     (000s)
                                   Unaudited

                                                                                   Three Months   Twelve Months
                                                                                   -----------------------------
                                                                                      Ended December 31, 2002
                                                                                   -----------------------------
      Cash flows from operating activities:
      Net income                                                                   $ 38,706       $ 125,906
      Adjustments to reconcile net income to net cash
            flows from operating activities:
                   Depreciation                                                       8,209          33,129
                   Amortization                                                       2,690          12,134
                   Provision for doubtful accounts                                    9,049          31,163
                   Deferred tax provision                                             3,086          15,428
                   Non-cash portion of restructuring charges                              -           9,060
      Changes in assets and liabilities, net of effects
            from acquisition of businesses                                          (33,230)        (67,711)
                                                                                  ---------       ---------
                         Net cash flows from operating activities                    28,510         159,109
                                                                                  ---------       ---------

      Cash flows from investing activities:
      Acquisition of businesses                                                     (11,890)       (127,783)
      Capital expenditures                                                           (7,886)        (24,648)
      Other                                                                           3,185              48
                                                                                  ---------       ---------
                         Net cash flows from investing activities                   (16,591)       (152,383)
                                                                                  ---------       ---------
      Cash flows from financing activities:
      Borrowings on line of credit facilities                                             -          90,000
      Payments on line of credit facilities                                         (40,000)       (120,000)
      Proceeds from exercise of stock options,
            net of stock tendered in payment                                            315             667
      Dividends paid                                                                 (2,127)         (8,491)
      Other                                                                            (150)           (142)
                                                                                  ---------       ---------
                         Net cash flows from financing activities                   (41,962)        (37,966)
                                                                                  ---------       ---------
      Effect of exchange rate changes on cash                                        (1,303)            780
                                                                                  ---------       ---------

      Net decrease in cash and cash equivalents                                     (31,346)        (30,460)
      Cash and cash equivalents at beginning
            of period - unrestricted                                                169,282         168,396
                                                                                  ---------       ---------
      Cash and cash equivalents at
            end of period - unrestricted                                          $ 137,936       $ 137,936
                                                                                  =========       =========

                     Omnicare, Inc. and Subsidiary Companies
                            Reconciliation Schedule
                                     (000s)
                                   Unaudited

                                                                            Three Months Ended      Twelve Months Ended
                                                                               December 31,             December 31,
                                                                         ---------------------    ---------------------
                                                                           2002         2001        2002         2001
                                                                         ----------   --------    --------     --------
       EBITDA:

            EBITDA                                                         $85,986     $69,557     $301,849      $247,564

            Special items                                                        -       2,935       23,195        23,161
                                                                         ---------    --------     --------      --------

            EBITDA, excluding special items                                $85,986     $72,492     $325,044      $270,725
                                                                         =========    ========     ========      ========

       CASH FLOW FROM OPERATIONS:

            Cash flow from operations                                      $28,510     $63,225     $159,109      $153,087

            Fourth quarter pre-buys                                         52,291      29,958       52,291        29,958
                                                                         ---------    --------     --------      --------
            Cash flow from operations, excluding pre-buys                  $80,801     $93,183     $211,400      $183,045
                                                                         =========    ========     ========      ========
       FREE CASH FLOW:

            Cash flow from operations                                      $28,510     $63,225     $159,109      $153,087

            Capital expenditures                                            (7,886)     (6,929)     (24,648)      (26,222)

            Dividends                                                       (2,127)     (2,175)      (8,491)       (8,468)
                                                                         ---------    --------     --------      --------
            Free cash flow, including pre-buys                              18,497      54,121      125,970       118,397

            Fourth quarter pre-buys                                         52,291      29,958       52,291        29,958
                                                                         ---------    --------     --------      --------
            Free cash flow, excluding pre-buys                             $70,788     $84,079     $178,261      $148,355
                                                                         =========    ========     ========      ========
